Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors MidWestOne Financial Group, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-149914) on Form S-8 of MidWestOne Financial Group, Inc. and subsidiaries of our reports dated March 16, 2009, with respect to the consolidated balance sheet of MidWestOne Financial Group, Inc. as of December 31, 2008, and the related consolidated statements of operations, shareholders’ equity and other comprehensive income (loss), and cash flows, for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of MidWestOne Financial Group, Inc. and subsidiaries.

/s/ KPMG LLP

Des Moines, Iowa
March 16, 2009